Exhibit 99.1

Contact:	Amedisys, Inc.	Amedisys, Inc.
	Senior Vice President - Finance	Chief Financial Officer
	Thomas J. Dolan	Dale E. Redman
	225.292.2031	225.292.2031
	tdolan@amedisys.com	dredman@amedisys.com

AMEDISYS CLOSES ACQUISITION OF INTEGRICARE, INC.

Four agencies remain subject to West Virginia Certificate of Need (CON) regulatory approval

BATON ROUGE, Louisiana (September 4, 2007) - Amedisys, Inc. (Nasdaq: “AMED”, Amedisys or the “Company”), one of America’s leading home health nursing companies, today announced that it has closed its acquisition of IntegriCare, Inc. effective as of September 1, 2007. However, as previously disclosed at the time the transaction was first announced, due to necessary regulatory approvals associated with West Virginia CON requirements, the West Virginia agencies included with this transaction are not expected to close until some time in the fourth quarter of 2007.

IntegriCare operates 19 home health locations in nine states, including Alaska, Colorado, Idaho, Kansas, New Hampshire, Oregon, Wyoming, and the CON states of Washington and West Virginia. Hospice services are provided in 11 of the locations, and five of the locations are operated through joint ventures with local hospitals. Due to transition related costs and the prolonged closing of the West Virginia agencies, the acquisition is not expected to add materially to earnings in 2007.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com